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PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED FEBRUARY 1, 2002)                REGISTRATION NO. 333-76502

                                 SEPRACOR INC.

                                  $500,000,000
 PRINCIPAL AMOUNT OF 5 3/4% CONVERTIBLE SUBORDINATED NOTES WITH AUTO-CONVERSION
                         PROVISION DUE 2006 (SNAPS-SM-)
                            ------------------------

                       8,333,333 SHARES OF COMMON STOCK,
                           $0.10 PAR VALUE PER SHARE
                            ------------------------

    The information in this prospectus supplement concerning the selling securityholders supplements the statements set forth under the caption "Selling Securityholders" in the prospectus. Capitalized items used and not defined herein shall have the meaning given to them in the prospectus. The information set forth under the caption "Selling Securityholders" in the prospectus is supplemented as follows:

                            SELLING SECURITYHOLDERS

    We originally sold the SNAPs on November 14, 2001 to Robertson
Stephens, Inc., as initial purchaser. The initial purchaser of the SNAPs has advised us that the SNAPs were resold in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers," as defined in Rule 144A of the Securities Act. These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the SNAPs and/or shares of the common stock issuable upon conversion of the SNAPs pursuant to this prospectus.

    Pursuant to the registration rights agreement, we are required to file a registration statement with regard to the SNAPs and the shares of our common stock issuable upon conversion of the SNAPs and to keep the registration statement effective until the earlier of:

    - such date when no transfer restricted securities remain outstanding; and

    - such date that is two years after the latest date of original issuance.

    The selling securityholders may choose to sell SNAPs and/or the shares of common stock issuable upon conversion of the SNAPs from time to time. The transfer of the securities is further discussed under the heading "Plan of Distribution."

    The following table sets forth:

    (1) the name of each selling securityholder who has provided us with notice as of the date of this prospectus pursuant to the registration rights agreement of their intent to sell or otherwise dispose of SNAPs and/or shares of common stock issuable upon conversion of the SNAPs pursuant to the registration statement,

    (2) the principal amount of SNAPs and the number of shares of our common stock issuable upon conversion of the SNAPs which they may sell from time to time pursuant to the registration statement, and

    (3) the amount of outstanding SNAPs and our common stock beneficially owned by the selling securityholder prior to the offering, assuming no conversion of the SNAPs.

    To our knowledge, no selling securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates, during the three years prior to the date of this prospectus.

    A selling securityholder may offer all or some portion of the SNAPs and shares of the common stock issuable upon conversion of the SNAPs. Accordingly, no estimate can be given as to the amount or percentage of SNAPs or our common stock that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or disposed of all or a portion of their SNAPs since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.
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    The information contained under the column heading "Shares of Common Stock
That May be Sold" assumes conversion of the full amount of the SNAPs held by the holder at the initial rate of $60.00 in principal amount of the SNAPs per share of common stock.

                                                                           SHARES OF
                                     AMOUNT OF       AMOUNT OF SNAPS        COMMON          SHARES OF COMMON
                                       SNAPS          OWNED BEFORE     STOCK THAT MAY BE   STOCK OWNED BEFORE
NAME                              THAT MAY BE SOLD      OFFERING             SOLD               OFFERING
----                              ----------------   ---------------   -----------------   ------------------
AIG Soundshore Holdings Ltd.....    $  9,918,000      $  9,918,000           165,300                   0
AIG Soundshore Opportunity
  Holding Fund Ltd..............       5,537,000         5,537,000            92,283                   0
AIG Soundshore Strategic Holding
  Fund Ltd......................       3,545,000         3,545,000            59,083                   0
Alpha U.S. Sub Fund VIII, LLC...         430,000           430,000             7,166                   0
Alta Partners Holdings, LDC.....      18,000,000        18,000,000           300,000                   0
Aristeia International
  Limited.......................      16,380,000        16,380,000           273,000                   0
Aristeia Partners, L.P..........       4,620,000         4,620,000            77,000                   0
Bear, Stearns & Co. Inc.........       4,250,000         4,250,000            70,833             144,697(1)(2)
CALAMOS-Registered Trademark-
  Market Neutral Fund--
  CALAMOS-Registered Trademark-
  Investment Trust..............      10,000,000        10,000,000           166,666                   0
Consulting Group Capital Markets
  Funds.........................         250,000           250,000             4,166                   0
COBRA Master Fund, Ltd..........       1,000,000         1,000,000            16,666                   0
Deephaven Domestic Convertible
  Trading Ltd...................      10,660,000        10,660,000           177,666                   0
Deutsche Banc Alex
  Brown Inc.....................       6,200,000         6,200,000           103,333                   0
Equitable Life Assurance
  Separate Account
  Convertibles..................       1,165,000         1,165,000            19,416
First Union Securities..........      14,900,000        14,900,000           248,333                   0
Goldman Sachs and Company.......         100,000           100,000             1,666                   0
Grace Brothers, Ltd.............       1,000,000         1,000,000            16,666                   0
Grace Brothers Management LLC...       3,500,000         3,500,000            58,333                   0
Granville Capital Corporation...      19,000,000        19,000,000           316,666              43,299(2)
HFR Master Fund, Ltd............          60,000            60,000             1,000                   0
Highbridge International........      44,000,000        44,000,000           733,333                   0
JMG Capital Partners LP.........       4,500,000         4,500,000            75,000                   0
KBC Financial Products USA
  Inc...........................       5,485,000         5,485,000            91,416                   0
KD Offshore Fund C.V............         500,000           500,000             8,333                   0
Kellner, Dileo & Co.............         500,000           500,000             8,333                   0
Lipper Convertibles, L.P........      12,500,000        12,500,000           208,333                   0
Lipper Offshore
  Convertibles, L.P.............       7,500,000         7,500,000           125,000                   0
Marathon Global Convertible
  Master Fund, Ltd..............      11,000,000        11,000,000           183,333                   0
Morgan Stanley..................       5,000,000         5,000,000            83,333                   0
Newport Investments Inc.........         910,000           910,000            15,166                   0
Oakwood Healthcare Inc. Pension
  Plan..........................         160,000           160,000             2,666                   0
Onex Industrial Partners........       3,000,000         3,000,000            50,000              46,446(1)
Pebble Capital Inc..............       1,000,000         1,000,000            16,666              10,522(1)
Robertson Stephens..............     100,000,000       100,000,000         1,666,666                   0
SAM Investments LDC.............      25,000,000        25,000,000           416,666                   0
SG Cowen Securities.............      20,000,000        20,000,000           333,333                   0
Silvercreek Limited
  Partnership...................       2,000,000         2,000,000            33,333              18,706(1)
Silvercreek II Limited..........       4,000,000         4,000,000            66,666              28,428(1)
Tribeca Investments L.L.C.......      45,000,000        45,000,000           750,000             820,254(1)(2)
White River Securities L.L.C....       4,250,000         4,250,000            70,833              80,633(1)(2)
UBS O'Connor LLC F/B/O UBS
  Global Equity Arbitrage Master
  Ltd...........................      14,000,000        14,000,000           233,333                   0
Zola Partners, L.P..............         500,000           500,000             8,333                   0
Unknown (3).....................      58,680,000        58,680,000           978,000                 N/A

--------------------------
(1) Assumes conversion of the full amount of 7% convertible subordinated debentures due 2005 held by the holder at the rate of $62.4375 in principal amount of the debentures per share of the common stock.
(2) Assumes conversion of the full amount of 5% convertible subordinated debentures due 2007 held by the holder at the rate of $92.38 in principal amount of the debentures per share of the common stock.
(3) The name "Unknown" represents the remaining selling securityholders. We are unable to provide the names of these securityholders because certain of these SNAPs are currently evidenced by a global SNAP which has been deposited with DTC and registered in the name of Cede & Co. as DTC's nominee.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 19, 2002